EXHIBIT 10.1(b)

Amendment No.1

to

Joint Research, Development and License Agreement

Year 2000 Conformity

Ladies & Gentlemen:

This letter is to confirm our understanding concerning an amendment to be made with respect to the Joint Research, Development and License Agreement dated May 28, 1999 (the “Agreement”), between Cephalon, Inc. (“Cephalon”) and H. Lundbeck A/S (“Lundbeck”).  All terms not otherwise defined herein are used as defined in the Agreement.  The purpose of this amendment is to address Year 2000 compliance as it relates to the computer systems and programs in use by Lundbeck and Cephalon which are required to perform any and all services related to the Agreement.

Cephalon and Lundbeck (hereinafter referred to as “Companies”) hereby make the following declaration to each other:

WHEREAS:

A.                                   The “year 2000 problem” is understood to mean a Software Program Code Line (stored information or equipment of any sort treating data) that will denote a year with two digits rather than four ( e.g. “97” instead of “1997”).  In connection with the millennium this entails a risk that information relating to years may be misunderstood or mistaken, e.g. the digits “01” are stated as year 1901 or another year instead of the year 2001.

B.                                     The Companies hereby declare to be aware of the year 2000 problem and that this problem can have unforseen and/or unintended consequences for the ability of the Companies to fulfill their obligations under the Agreement.

IT IS NOW HEREBY DECLARED:

1.                                       The Companies hereby declare that they do not know or are aware of any circumstances or risks concerning the year 2000 problem which will directly or indirectly have the effect that the Companies cannot fulfill their obligations or duties under the Agreement. Furthermore, the Companies declare that they have made all reasonable efforts to correct programs or other data treating equipment owned by the Companies so that neither performance nor functionality is affected by dates prior to, during and after the year 2000 so that the Companies are not hindered or prevented from complying with their obligations under the Agreement.

2.                                       The Companies in carrying out their business are to a wide extent dependent on receiving services from third parties and subcontractors.  Whilst the Companies have taken several initiatives to increase awareness of the year 2000 problem among these third parties and subcontractors, the Companies provide no guarantee or give any assurance to each other that the year 2000 problem will not cause problems among its third parties/subcontractors which will have a direct or indirect effect on the ability of the Companies to comply with their obligations under the Agreement, in whole or in part.

3.                                       Notwithstanding the terms of any agreement between the Companies and their sub-contractors, whether or not in writing, the Companies are of the opinion that if the Companies are hindered or prevented from complying with their obligations towards each other as a result of the year 2000 problem experienced by the Companies and/or third party contractors/subcontractors, this is to be considered a Force Majeure and the Companies will not be liable for failure to perform any duty or obligations under the Agreement. The Companies will, after they have been made aware of the Force Majeure situation, without unnecessary delay inform each other of the Force Majeure situation and will make all reasonable efforts to limit any loss of each other and where relevant or possible seek alternative subcontractors.  Each Company’s respective obligations towards each other will be suspended in the period necessary to rectify the problem.

4.                                       This declaration shall be effective for the entire term of the Agreement.

5.                                       Except as amended hereby, the Agreement shall remain in full force and effect.

If the foregoing accurately reflects your understanding as to these matters, please indicate your agreement in the space provided below, and return a signed copy to Lundbeck at your earliest convenience.

Very truly yours,

H. LUNDBECK A/S

		By:	/s/ Claus Toflund
Claus Toflund
Year 2000 Project Manager

Acknowledged, agreed and accepted by:

CEPHALON, INC.

By:	/s/ John E. Osborn
John E. Osborn
Senior Vice President and General Counsel